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                                                            Exhibit d(4)


March 17, 2001



VIA FEDERAL EXPRESS
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Special Committee of the Board of Directors
DTM Corporation
c/o Anthony Mariotti, Director
Proactive Finance Group, LLC
221 West 6th Street, Suite 1520
Austin, TX  78701

Gentlemen:

     In consideration of, and reliance on, the following agreement by DTM Corporation (the "Company"), 3D Systems Corporation (the "Interested Party") is prepared to continue its discussions with the Company regarding a possible transaction and to devote substantial resources to a due diligence investigation of the Company and its assets.

     (1) From the date hereof until 5:00 p.m. Austin Texas time on April 2, 2001, the Company agrees (a) that neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant, consultant or other advisor, agent, representative or expert retained by or acting on behalf of it or any of its subsidiaries) (collectively, "Representatives") to, directly or indirectly, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any of its stockholders) concerning, or that may reasonably be expected to lead to, an Alternative Transaction (any such proposal or offer being hereinafter referred to as an "Alternative Transaction Proposal"), (b) immediately to terminate any and all discussions or negotiations in which it, its subsidiaries or their respective Representatives may be involved with respect to an Alternative Transaction, and (c) that it will notify the Interested Party promptly if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries; provided, however, that (i) nothing contained in this letter shall prohibit the Board of Directors of the Company (or any committee thereof) from, to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal and
(ii) nothing in this letter shall prohibit the Company and its subsidiaries and Representatives from furnishing confidential information to and participating in negotiations with a person making an unsolicited proposal for an Alternative Transaction Proposal if (x) the furnishing of such confidential information or the entering into negotiations is not the result of a breach of the Company's or any of its subsidiaries' or its Representatives' breach of clause (a) above and the Company meets all of its obligations hereunder, including giving notice and information about the Alternative Transaction Proposal to the Interested Party, and (y) the Company's Board of Directors reasonably determines in good faith after consultation with its legal counsel that that the failure to furnish such information would constitute a breach of its fiduciary duties. The Company agrees that prior to furnishing any such information to, or entering into any discussions or negotiations with, any person or entity concerning an Alternative



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DTM Corporation
March 17, 2001
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Transaction Proposal, the Company shall (i) receive from such person or entity an executed confidentiality agreement in customary form on terms not less favorable to the Company than the confidentiality provisions contained in the Confidentiality Agreement dated March 15, 2001between the Interested Party and the Company (the "Confidentiality Agreement"), providing for confidentiality of information furnished by the Company, and (ii) provide written notice to the Interested Party to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity. The Company shall provide the Interested Party with a summary of the terms of any Alternative Transaction Proposal received by the Company, or its subsidiaries or Representatives, which summary shall include all material terms of such Alternative Transaction Proposal and the identity of the person or entity proposing the same. For purposes of this letter, "Alternative Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, business combination or other similar transaction;
(ii) any agreement of sale, lease, exchange, mortgage, pledge, transfer or any granting of any option or right or any other agreement or transaction which may result in the disposition of 20% or more of the assets of the Company and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles; (iii) any tender offer, exchange offer or other offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (iv) the acquisition by any person or entity of beneficial ownership or any right or option of any kind to acquire beneficial ownership of, or the formation or existence of any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement or commitment to engage in any of the foregoing.

     (2) If, during any time prior to 5:00 p.m. Austin Texas time on May 30, 2001, the Board of Directors of the Company, in the exercise of their fiduciary duties, shall have recommended an Alternative Transaction or taken any Alternative Transaction, then the Company shall reimburse the Interested Party for all actual, reasonable out-of-pocket costs and expenses (not to exceed $125,000) incurred by the Interested Party after the date of this letter agreement in connection with the possible transaction between the Company and the Interested Party.

     (3) The Company understands that the Interested Party will need to conduct a due diligence review and the Company agrees to provide the Interested Party and its Representatives with such information as is considered reasonable and is mutually agreed to by both parties. Interested Party agrees to communicate exclusively with the following persons regarding the possible transaction and any due diligence requests: Anthony Mariotti, Director and member of the Special Committee; the Company's outside representatives (e.g., financial advisers, attorneys and accountants); and such other persons as the foregoing persons may from time to time identify. In the event that disclosure about the possible transaction between the parties is required

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DTM Corporation
March 17, 2001
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by applicable law, rule or regulation, the language of any statement shall, to the extent practicable, be agreed to by the parties, which agreement will not be unreasonably withheld.

     (4) The Company and the Interested Party hereby agree that the failure to comply with the terms of this Agreement would cause irreparable harm that could not be redressed by the payment of any monetary damages and that specific performance and other equitable relief, including injunctive relief, would be appropriate.

     (5) The Company hereby agrees to notify its Representatives of the terms of this agreement and will direct them to comply with the terms of this Agreement.

     (6) This letter agreement, together with the Confidentiality Agreement of even date herewith, contains the entire agreement between the parties hereto concerning the subject matter herein, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

     Kindly sign in the space provided below to confirm your acceptance of the foregoing.

Sincerely,

3D SYSTEMS CORPORATION

By:  /s/    Brian K. Service
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     Brian K. Service
     President and Chief Executive Officer



Agreed and Accepted:

DTM CORPORATION

By:   /s/     Anthony Mariotti
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Name:  Anthony Mariotti
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Title:  Director, Member of Special Committee
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